Exhibit 3.1

FIRST AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION, PREFERENCES

AND RIGHTS OF PREFERRED STOCK

OF

ISUN, INC.

iSun, Inc. (formerly, The Peck Company Holdings, Inc.), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

On April 28, 2020, the Board of Directors of the Corporation, acting pursuant to authority granted to the Board of Directors in Article FOURTH of the Second Amended and Restated Certificate of Incorporation of the Corporation and Section 151 of the Delaware General Corporation Law, duly adopted a resolution designating 200,000 shares of the Corporation’s authorized but undesignated Preferred Stock, par value $.0001 per share, as shares of Series A Convertible Preferred Stock, $.0001 par value per share (the “Series A Stock”). As of the date hereof, the Board of Directors has duly adopted a resolution amending and restating its designation of the Series A Stock. The resolution setting forth such designation is as follows:

RESOLVED:	That the Board of Directors of the Corporation does hereby declare it advisable that the Certificate of Designation of Series A Convertible Preferred Stock, $.0001 par value per share (“Series A Preferred Stock”) be amended and restated, having the preferences, voting powers, dividends, qualifications, special or relative rights and privileges set forth in the First Amended and Restated Certificate of Designation attached hereto as Exhibit A (the “Certificate of Designation”).

[REMAINDER OF PAGE DELIBERATELY LEFT BLANK]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed, under penalties of perjury, by Jeffrey Peck, its President and Chief Executive Officer, this 18th day of February, 2021.

ISUN, INC.

By:	/s/ Jeffrey Peck
Jeffrey Peck, President

2

EXHIBIT A

A. Description and Designation of Series A Convertible Preferred Stock.

1. Designation. A total of two hundred thousand (200,000) shares of the Corporation’s Preferred Stock shall be designated the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). As used herein, the term “Preferred Stock” used without references to the Series A Preferred Stock means the shares of Series A Preferred Stock and the shares of any series of Preferred Stock of the Corporation issued, authorized and designated from time to time by a resolution or resolutions of the Board of Directors, share for share alike and without distinction as to class, except as otherwise expressly provided for in Article FOURTH of the Corporation’s Second Amended Certificate of Incorporation or as the context otherwise requires.

2. Dividends. The holders of the Series A Preferred Stock shall be entitled to receive, out of any funds legally available therefor, dividends at a rate of $2.00 per share (appropriately adjusted for any stock splits, stock dividends, recapitalizations and the like), per annum, payable in preference and priority to any dividends in Common Stock out of funds legally available therefore. Such dividends shall be cumulative, and the right to such dividends shall accrue to holders of the Series A Preferred Stock for every year that such shares are issued and outstanding. Notwithstanding the foregoing, such dividends shall accrue and will be payable, to the extent funds are legally available for such payment, commencing initially on June 30, 2020 and thereafter at the end of each calendar quarter thereafter, for so long as such shares remain issued and outstanding. In the event, that such dividends accrue for a period of less than quarter, the dividends accruing for such partial quarter shall be calculated pro rata based on the actual number of days that such Shares are issued and outstanding and a 360 day year. To the extent the Board of Directors determines that it does not have sufficient funds legally available for payment of the Series A preferential dividends, such dividends shall accrue and shall be payable when the Board of Directors determines that it does have sufficient funds available for payment.

3. Liquidation, Dissolution or Winding Up.

(a) Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of any shares of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series A Preferred Stock, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated to be senior to, or on a parity with, the Series A Preferred Stock, the holders of each share of Series A Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes whether such assets are capital, surplus or earnings, an amount (such amount, as so determined, is referred to herein as the “Liquidation Preference”) equal to: (i) $25.00 per share of Series A Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series A Preferred Stock); plus (ii) any accrued but unpaid dividends payable with respect to a share of Series A Preferred Stock. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled pursuant to this subsection, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

3

After payment has been made to the holders of the Series A Preferred Stock and the Parity Preferred Stock, as defined below, of the full Liquidation Preference and all other preferential amounts to which such holders shall be entitled as aforesaid, the remaining assets of the Corporation available for distribution to its stockholders and all such remaining assets shall be distributed to the holders of the holders of the Common Stock, the holders of any Parity Preferred Stock designated to participate with holders of Common Stock and any other class or series of capital stock of the Corporation designated to be junior to the Series A Preferred Stock.

(b) Liquidity Events deemed Liquidation. The merger or consolidation of the Corporation into or with another corporation which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof (except if such merger or consolidation does not result in the transfer of more than 51% of the voting securities of the Corporation), or the sale of all or substantially all the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section (a “Change in Control Transaction”).

(c) Insufficient Funds. If upon such liquidation, dissolution or winding up the assets or surplus funds of the Corporation to be distributed to the holders of shares of Series A Preferred Stock and any other then-outstanding shares of the Corporation’s capital stock ranking on a parity with respect to the payments on liquidation with the Series A Preferred Stock (such shares, being referred to herein as the “Parity Preferred Stock”) shall be insufficient to permit payment to such holders of the full Liquidation Preference and all other preferential amounts payable with respect to the Series A Preferred Stock and such Parity Preferred Stock, then the assets available for payment or distribution to such holders shall be allocated among the holders of the Series A Preferred Stock and such Parity Preferred Stock, pro rata, in proportion to the full respective preferential amounts to which the Series A Preferred Stock and such Parity Preferred Stock are each entitled.

(d) Distributions of Property. Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors.

4

4. Voting Power. Except as otherwise expressly provided in Section 7 hereof or as otherwise required by law, the holders of Series A Preferred Stock shall not be entitled to vote on any matter. On any matter with respect to which the holders of the Series A Preferred Stock are entitled to vote such holders shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder’s shares of Series A Preferred Stock could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided in Section 6 hereof or as otherwise required by law, the holders of shares of Preferred Stock shall vote as a single class on all matters.

5. Conversion. The Series A Preferred Stock shall only be subject to automatic conversion into shares of Common Stock as provided in Section 5 (d) and as further provided below:

(a) General. Subject to and in compliance with the provisions of this Section 5, all shares of the Series A Preferred Stock shall (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amounts distributable on the Series A Preferred Stock) be converted pursuant to Section 5 (d) into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Series A Applicable Conversion Rate for the Series A Preferred Stock (determined as provided in Section 5(b)) by the number of shares of Series A Preferred Stock being converted at any time.

(b) Applicable Conversion Rate. The conversion rate in effect at any time for the Series A Preferred Stock (the “Series A Applicable Conversion Rate”) shall be 1.851852.

(d) Automatic Conversion.

(i) Mandatory Conversion of Series A Preferred Stock. As soon as practicable after the date on which the closing price of the Corporation’s Common Stock is equal to or greater than $15.00 per shares as reported on Nasdaq for any twenty (20) days within a thirty (30) day trading period; ; or (2) immediately prior to a Change of Control Transaction (defined above), provided that subsequent to such Change of Control Transaction, the holders of the Common Stock, including the holders of the converted shares, would receive consideration equal to or greater than the Liquidation Preference amount, then all outstanding shares of Series A Preferred Stock shall be converted automatically into the number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible pursuant to Section 5 hereof without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

5

(ii) Surrender of Certificates Upon Mandatory Conversion. Upon the occurrence of the conversion events specified in the preceding paragraph (i), the holders of the Series A Preferred Stock shall, upon notice from the Corporation, surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock so surrendered were convertible on the date on which such conversion occurred. The Corporation shall not be obligated to issue such certificates unless certificates evidencing the shares of Series A Preferred Stock being converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon the occurrence of the conversion events specified in the preceding paragraph (i), all rights with respect to the Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted.

(e) Dividends. In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution (other than a distribution in liquidation or other distribution otherwise provided for herein) with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock, or (ii) other assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined in Section 5(j)), retained such securities or such other assets receivable by them during such period, giving application to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred Stock; provided, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

6

(f) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5, or the sale of all or substantially all of the Corporation’s capital stock or assets to any other person), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein.

(g) Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Series A Applicable Conversion Rate pursuant to this Section 5, the Corporation at its expense will furnish each holder of Series A Preferred Stock with a certificate prepared by the Treasurer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

(h) Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Series A Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series A Preferred Stock being converted, shall be the “Conversion Date”. As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series A Preferred Stock being converted, or another person on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions of this Section 5, and cash, as provided in Section 5(j), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(i) Cash In Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series A Preferred Stock, the Corporation shall pay to the holder of the shares of Series A Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares of Series A Preferred Stock shall be rounded up shall be made with respect to the aggregate number of shares of Series A Preferred Stock being converted at any one time by any holder thereof, not with respect to each share of Series A Preferred Stock being converted.

7

(j) Partial Conversion. In the event some but not all of the shares of Series A Preferred Stock represented by a certificate(s) surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred Stock which were not converted.

(k) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscription or purchase rights for Series A Preferred Stock), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Preferred Stock), the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(l) No Reissuance of Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation shall from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Preferred Stock.

6. Restrictions and Limitations; Corporate Action; Amendment. At any time when shares of Series A Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or the Corporation’s Second Amended Certificate of Incorporation, and in addition to any other vote required by law, without the written consent of the holders of at least a majority of the then outstanding Series A Preferred Stock (with each share being entitled to one vote) given in writing or by vote at a meeting consenting or voting (as applicable) separately as a series, the Corporation will not:

(a) amend its Certificate of Incorporation if such amendment would materially adversely affect any of the rights, preferences, privileges of or limitations provided for herein of any shares of Series A Preferred Stock. For this purpose, the authorization and issuance of any shares of capital stock on a parity with the Series A Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation or upon redemption of such shares of capital stock shall be deemed to affect adversely the Series A Preferred Stock;

8

(b) cause the Corporation to redeem, repurchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), any share or shares of Common Stock or other capital stock junior to the Series A Preferred Stock other than (i) a redemption, repurchase or other acquisition of shares for cash pursuant from employees, consultants, or directors in transactions approved by the majority of the Board’s disinterested directors or (ii) pursuant to any redemption, repurchase or other acquisition obligations entered into prior to the issuance of any shares of Series A Preferred Stock;

(c) cause the Corporation to redeem, repurchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), any share or shares of Series A Preferred Stock, other than a redemption, purchase or other acquisition for cash of Series A Preferred Stock which is offered pro rata to all holders thereof;

(d) increase or decrease the authorized number of shares of Series A Preferred Stock;

(e) enter into a Change in Control Transaction that does not result in the automatic conversion of the Series A Preferred Stock into Common Stock;

(f) issue any shares of capital stock with a preference or priority over the Series A Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation or upon redemption of such shares of capital stock; or

(g) approve or authorize the liquidation, dissolution and winding up of the Corporation or file a petition for bankruptcy.

9

7. Redemption.

(a) Optional Redemption. The Corporation may after the 5th anniversary of the date of issuance, subject to the conditions set forth below and at the option of its Board of Directors, redeem any or all of the outstanding shares of the Series A Preferred Stock at any time by paying in cash $27.50 per share (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares), of redeemed Series A Preferred Stock plus any declared but unpaid dividends thereon (the “Redemption Price”); provided that any redemption of fewer than all of such shares then outstanding shall be on a pro rata basis among all of the holders of such shares in the relative ratio that each holder’s number of shares bears to the total number of such shares. At least twenty (20) days prior to the date fixed for redemption of Series A Preferred Stock pursuant to this Section 7(a) (the “Redemption Date”), written notice shall be mailed to each holder of record (at the close of business on the business day next preceding the day on which notice is give) of the Series A Preferred Stock. Such written notice shall notify each such holder of the redemption to be effected, specifying the Redemption Date, the Redemption Price, the number of shares to be redeemed and the place at which payment may be obtained, and calling upon such holder to surrender to the Corporation or the transfer agent for the Series A Preferred Stock, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed. Such notice shall hereinafter be referred to as the “Redemption Notice.” On or after the Redemption Date each holder of Series A Preferred Stock to be redeemed shall surrender to the Corporation or the transfer agent, as applicable, the certificate or certificates representing such shares to be redeemed, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares to be redeemed shall, subject to Section 7(c), be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. The Corporation’s failure to give such Redemption Notice as to any holder shall not affect its right to redeem the Series A Preferred Stock as provided herein as to such holder. Each holder of Series A Preferred Stock shall have the right to convert their shares of Series A Preferred Stock into Common Stock pursuant to Section 5 hereof at any time prior to the Redemption Date.

(b) Rights as a Stockholder after Redemption. Subject to Section 7(c) and unless there shall have been a default in payment of the Series A Redemption Price, on the Redemption Date, in the case of a redemption pursuant to Section 7(a), all rights of each holder of shares of Series A Preferred Stock as a stockholder of the Corporation by reason of the ownership of such shares will cease, except the right to receive the applicable redemption payments for such shares, without interest, and such shares will not be deemed to be outstanding.

(c) Insufficient Funds for Redemption. If the funds of the Corporation legally available for redemption of the Series A Preferred Stock are insufficient to redeem all the outstanding shares of Series A Preferred to be redeemed the holders of such shares shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed were redeemed in full. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. In the event some but not all of the shares of Series A Preferred Stock represented by a certificate(s) surrendered by a holder are being redeemed, the Corporation shall execute and deliver to such holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred Stock which were not redeemed. At any time after an initial redemption subject to this Section 7(c), when additional funds of the Corporation become legally available for the redemption, such funds will be used, as soon as practicable but no later than the end of the next succeeding fiscal quarter, to redeem the balance of such shares that were not redeemed due to an insufficiency of funds as contemplated in this Section 7(c), or such portion thereof for which funds are then legally available, on the basis set forth above.

10

The rights of redemption of the holders of Series A Preferred Stock provided for in this Section 7 are subject to the rights and preferences of any class or series of preferred stock that may be designated to be senior to, or on parity with, the Series A Preferred Stock with respect to rights of redemption.

8. Notices of Record Date. In the event of:

(a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

(b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

(c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series A Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, at least twenty (20) days prior to the earlier of (1) the date specified in such notice on which such record is to be taken and (2) the date specified in such notice on which such action is to be taken.

9. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock that is being converted.

10. Waiver. Any of the rights of the holders of Series A Preferred Stock set forth herein may be waived by the affirmative vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding.

11